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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.     )

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/ /	Definitive Proxy Statement
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/ /	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
Stage II Apparel Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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STAGE II APPAREL CORP.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Dear Shareholders:

    You are cordially invited to attend a special meeting of our shareholders to vote on proposals to approve transactions involving an investment and change of control in Stage II contemplated by a Stock Purchase Agreement entered in August 2001 with Alpha Omega Group, Inc., a private investment group. This notice lists the time and place of the meeting, plus the proposals to be voted on at the meeting. The accompanying proxy statement describes the proposals and the reasons for their recommendation by our board of directors. It also provides information about the reconstitution of our board of directors upon consummation of the investment.

Special Meeting

Date: , 2001 Time: 9:00 a.m.	Place: Mahoney Cohen & Company, CPA, P.C. 111 West 40th Street, 12th Floor, New York, NY

Proposals to be Voted On

Item 1. Issuance of 30 million shares of common stock at $.05 per share	Item 4. Approval of Replacement Option Plan
Item 2. Increase in authorized common stock to 100,000,000 shares	Item 5. Any other matters properly brought before the meeting
Item 3. Change of corporate name

By order of the Board of Directors

Richard Siskind,
, 2001	President and Chief Executive Officer

Contents of Proxy Statement

PRELIMINARY COPY

STAGE II APPAREL CORP.

PROXY STATEMENT

GENERAL INFORMATION ABOUT VOTING

    Your vote at the special meeting is important to us. Please vote your shares of common stock by completing the accompanying proxy card and returning it in the enclosed envelope. This proxy statement has information about the meeting that was prepared by the Company's management. It was first mailed to shareholders on      , 2001. Upon request, additional copies of the proxy materials will be furnished without cost to brokers and other nominees for forwarding to beneficial owners of shares held in their names. Information about voting on the matters addressed in this proxy statement is provided in the following question and answer format.

    Who can vote?  You can vote your shares of common stock if our records show that you owned your shares on the record date of            , 2001. On that date, there were 4,127,267 shares of common stock outstanding. Each share gets one vote.

    How do I vote by proxy?  The enclosed proxy card has instructions for voting on the Proposals. After marking your vote, you should sign and date the proxy card. Use the enclosed envelope for sending it back to us.

    What if other matters come up at the meeting?  The Proposals described in this proxy statement are the only matters we know will be voted at the meeting. If other matters are properly presented at the meeting, the proxyholders will vote your shares as they see fit.

    How will my card be counted?  The proxyholders named on the proxy card will vote your shares as instructed on the card. If you do not indicate your vote on a Proposal, the proxyholders will vote in favor of the Proposal. Each Proposal requires affirmative votes from holders of a majority of the shares outstanding on the record date.

    Can I change my vote after I mail my proxy card?  You can change your vote any time before the meeting by returning a new proxy card. We will honor the card with the latest date. You can also revoke previously mailed proxy card by giving notice of your revocation to the Company's secretary. Our address is Stage II Apparel Corp., 1385 Broadway, 24th Floor, New York, NY 10018.

    Can I vote in person rather than by proxy?  You can attend the special meeting and vote your shares in person. We encourage you nevertheless to complete and sign a proxy card to ensure your vote is counted.

    How are votes counted?  We will hold the special meeting on the scheduled date as long as holders of a majority of the shares entitled to vote return signed proxy cards or attend the meeting. We will count your shares toward this quorum requirement as long as we receive your signed proxy card, even if you vote to abstain on all Proposals or fail to vote.

    What do I do if my broker holds my shares?  If your shares are held in "street name" by a broker, bank or other nominee, they should give you instructions for voting the shares. Usually, they will vote the shares on your behalf and at your direction.

    What happens if my broker doesn't vote my shares?  Because certain Proposals are considered routine, your broker or other nominee may refrain from voting your shares held in its street name if you do not tell the nominee how to vote those shares. In that case, they will be treated as broker nonvotes. Any broker nonvotes will count for the quorum requirement but not for approval of any Proposal.

    Who pays the expenses for this proxy solicitation?  We do. If our employees contact shareholders, they will not receive any extra compensation.

BACKGROUND

The Company

    Stage II Apparel Corp. ("Stage II" or the "Company") has engaged for over twenty years in the design and distribution of casual apparel, activewear and collection sportswear for men and boys. The Company was incorporated in New York in March 1980 and completed an initial public offering of its common stock in October 1987. The Company's common stock is listed on the American Stock Exchange (the "AMEX") under the trading symbol SA.

    Stage II files periodic reports and other information under the Securities Exchange Act of 1934 (the "Exchange Act") with the Securities and Exchange Commission (the "SEC") and the AMEX. See "Additional Information." The Company's principal executive offices are located at 1385 Broadway, 24thFloor, New York, New York 10018, and its telephone number is (212) 840-0880.

History of Losses

    Historically, the Company's product lines were sold primarily to merchandising chains under brand names licensed by Stage II. During the last decade, the Company's segment of the apparel market has faced intensified competition and consolidation, contributing to overall weakness even among major participants. These conditions made it difficult for the Company to maintain strong gross profit margins and contributed to its substantial net losses from 1995 through 1998.

    In May 1998, the Company's original founders relinquished their management roles and sold their controlling interests to Richard Siskind, the principal shareholder and CEO of R. Siskind and Company, Inc. ("RSC") and several other companies engaged in the apparel industry. Mr. Siskind brought in a new management team from RSC, which provided management services and office space, generally without cost to Stage II. See "Officers and Directors—Executive Compensation" and "Certain Transactions." He also implemented a number of strategic changes designed to reverse the decline in the Company's business. These included initiatives for restructuring its sales force, cutting expenses, improving controls, increasing productivity and bolstering its customer base and market appeal with new apparel lines. As part of this strategy, Stage II acquired the Cross Colours label, a pioneer in the early development of young men's urban fashion, with a view to distributing new apparel lines under this label, both directly and through licensees, at affordable prices to a broad range of the young men's and boys' markets.

    Despite achieving modest profitability in 1999 from its disciplined adherence to these initiatives, the Company has been adversely affected by increasing softness in the retail apparel market, leading to order cancellations and related inventory writedowns. As a result of these setbacks, combined with expenses for the launch of its new Cross Colours lines, Stage II recognized net losses of $1.3 million in 2000 and $1.0 million in the first six months of 2001. The Company has funded these losses through a combination of secured loans from its factor, sales of marketable securities and advances of over $400,000 from RSC.

Business Redirection

    In response to these developments, Stage II has emphasized trademark licensing in an effort to reduce the costs and inventory risks associated with its apparel distribution business. In October 1999, the Company granted an exclusive license to the Kid's Headquarters division of Wear Me Apparel for domestic distribution of boys' sportswear lines under the Cross Colours label, with a scheduled launch for the Fall 2000 season. Stage II also completed a licensing arrangement in January 2001 with a Japanese apparel company for sales of men's and ladies' apparel under the Cross Colours brand throughout Japan and its territories and possessions.

    Because of the time lag inherent in the introduction of licensed apparel lines, the Company's licensing program alone was not expected to reverse its financial downturn, at least in the near term. In addition to these anticipated timing constraints, Stage II was also faced with unanticipated performance defaults during 2000 by its domestic licensee under the Cross Colours license agreement. In February 2001, the Company brought an action against the licensee for unpaid royalties aggregating over $1.5 million under the license agreement (the "Wear Me Apparel Case"). The absence of the anticipated revenue stream from this license has substantially impaired the Company's financial flexibility for executing its planned business redirection.

    Stage II's financial flexibility has also been affected by constraints under its factoring arrangements, which provide for the factor to establish credit availability based on the Company's financing requirements and financial performance. The Company's borrowings under its credit facility aggregated $1.3 million as of June 30, 2001. These obligations are secured by its inventory and accounts receivable. Although this represents less than half of the factor debt at December 31, 2000, it reflects a contraction of the Company's apparel distribution business, including a related sell off of inventory securing the debt. Because the Company's planned business redirection involves implementation of branding strategies to exploit its existing trademarks and possible acquisitions of new trademarks or other intangible assets that would not support additional factor debt, Stage II does not expect the credit facility to provide a source of future financing for the redirection.

    The Company's financial performance has contributed to declining market prices for its common stock. Coupled with its history of losses and related declines in shareholders' equity, this could result in delisting of the common stock for failure to meet continuing AMEX listing requirements. In that event, in addition to reduced liquidity in the outstanding common stock and related risks to its shareholders, the Company's ability to finance trademark acquisitions or other opportunities through equity transactions would be substantially impaired.

    To address these developments, the Company's management entered into discussions with various parties for a potential strategic alliance or equity infusion. Those discussions culminated with the execution of a Stock Purchase Agreement on August 23, 2001 (the "Purchase Agreement") with Alpha Omega Group, Inc., a private investment group ("AOG").

Solicitation of Proxies

    Completion of the transactions contemplated by the Purchase Agreement (the "Transactions") is subject to various closing conditions, including approval of the Proposals by holders of a majority of the outstanding shares of the Company's common stock. This proxy statement is furnished on behalf of the Company's board of directors (the "Board") for soliciting proxies to be voted on the Proposals at a special meeting of the Company's shareholders on            , 2001 or any adjournment. Descriptions of the Transactions in this proxy statement are qualified by reference to the text of the Purchase Agreement filed with the SEC. See "Additional Information."

Voting by Affiliates

    Approval of the Proposals requires the affirmative vote of the holders of a majority of the outstanding shares of the Company's common stock. Approximately 52% of the outstanding common shares are currently held by officers and directors of Stage II. See "Principal Shareholders." The Company's officers and directors have indicated that they intend to vote their shares for the approval of the Proposals. In addition, Richard Siskind has agreed to vote his shares, representing 46% of the Company's outstanding common stock, in favor of the Proposals as an inducement for AOG to enter into the Purchase Agreement. Accordingly, approval of the Proposals is assured.

Forward Looking Statements

    This proxy statement includes forward looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance, business prospects, developments and results of the Company. Actual performance, prospects, developments and results may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the Company, including risks of inflation, fluctuations in market demand for the Company's products or services, changes in future cost of sales, customer and licensee performance risks, trademark valuation intangibles and uncertainties in the availability and cost of capital. Words like "anticipate," "expect," "intend," "plan" and similar expressions are intended to identify forward looking statements, all of which are subject to these risks and uncertainties.

PROPOSAL 1—STOCK ISSUANCE TO AOG

Terms of the Purchase Agreement

    Issuance of Shares.  The Purchase Agreement provides for the Company's issuance of 30 million shares of its common stock (the "Control Shares") to AOG at $.05 per share, for a total investment of $1.5 million. The Company will be responsible for a 7% fee, payable to Capital Research Ltd., a consultant to AOG, at the closing contemplated by the Purchase Agreement (the "Closing"), in the form of an additional 2.1 million shares of common stock, also valued at $.05 per share (the "Fee Shares"). Upon issuance, the Control Shares and Fee Shares will represent 83% and 6%, respectively, of the Company's common stock then outstanding. Prior to the Closing, AOG may assign all or part of its purchase rights and related obligations to one or more of its affiliates.

    Closing Conditions.  The obligation of AOG to purchase the Control Shares is subject to various conditions, including:

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  Approval by the AMEX of the Company's additional listing application for the Control Shares and Fee Shares, and no delisting of the common stock by the AMEX;

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  Approval of the Proposals by the Company's shareholders, and absence of any legal or regulatory impediment to the Transactions;

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  No breach of any covenants or representations and warranties of the Company in the Purchase Agreement;

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  Absence of any event or condition that had or would likely have a material adverse effect on the Company's operations, prospects or financial condition, including any excess of more than $700,000 in its current liabilities over its current assets, adjusted by giving pro forma effect to settlement of the Wear Me Apparel Case for $500,000 or any larger settlement or settlement offer received prior to the Closing;

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  Execution by RSC and Richard Siskind of a management agreement with the Company (the "Management Agreement");

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  Execution by each of the Company's officers and employees of a termination and release agreement with the Company and issuance of replacement options (the "Termination Agreements"); and

  •
  Reconstitution of the Board with designees of AOG.

    Escrow Arrangements.  Upon execution of the Purchase Agreement, AOG deposited $200,000 in escrow to be applied toward the purchase price for the Control Shares at Closing. A related escrow agreement entered by the parties provides for return of the deposit to AOG if the Company fails to satisfy its conditions to Closing under the Purchase Agreement by November 30, 2001. It also provides for payment of the deposit to Stage II if those conditions are satisfied but AOG nevertheless fails to consummate the Transactions by that date.

    Management Agreement.  The Management Agreement to be entered at Closing provides for various transitional accommodations and services from RSC and Richard Siskind for a period of up to five months pending the Company's relocation. These include:

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  Continued use by Stage II of the showroom space currently allocated to its operations within the RSC offices, at no cost to the Company;

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  Apparel inventory sales services of RSC personnel currently assigned to the Company's operations, also without cost to Stage II other than related shipping and warehousing charges plus customary sales commissions;

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  Restructuring of the Company's indebtedness to RSC to limit its recourse for repayment to any proceeds (net of litigation expenses) received by Stage II after the Closing from settlement or other resolution of the Wear Me Apparel Case;

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  Apparel inventory, litigation management and related services during the transition period from Mr. Siskind, who reserves the right to retain the office and authority of President of Stage II pending the sale of all or substantially all the Company's apparel inventory in place as of the Closing; and

  •
  A lock up on sales of the Company's common stock held by Mr. Siskind for one year after the Closing.

    Termination Agreements.  Because the Purchase Agreement contemplates a change in control and management of the Company, it provides for Richard Siskind and each other officer and employee of Stage II to enter into a Termination Agreement with the Company at Closing. The Termination Agreements provide for mutual releases and limitations on Stage II's severance obligations to three months' base salary, COBRA benefits and issuance of stock options exercisable for three years after the Closing to replace all outstanding options with new options for the same number of shares at an exercise price of $.50 per share or the exercise price of the old options, if lower than $.50 per share. See "Proposal 4—Replacement Option Plan."

    Board Reconstitution.  In view of the controlling interest in the Company to be acquired by AOG, the Purchase Agreement provides for the current members of the Board other than Richard Siskind to resign at the Closing and appoint designees of AOG to serve as their successors until the next annual meeting of shareholders. The Company has been advised by AOG that the reconstituted Board comprised of Mr. Siskind and its designees (the "Reconstituted Board") will have at least three independent directors to serve on its audit and compensation committees in accordance with the listing requirements of the AMEX.

    Although shareholder approval of the designees for the Reconstituted Board is not among the Proposals, AOG has provided the following summary of the business experience and background of its designees in accordance with Rule 14f-1 under the Exchange Act.

    James J. Thomas II, age  , has practiced law since 1976 with Long, Aldridge & Norman, an Atlanta based firm with additional offices in Washington, D.C. Initially focused on business and commercial litigation, his practice has shifted in focus since 1994 to sports and entertainment law. He has also served as outside general counsel to the Professional Karate Association for over 20 years. Mr. Thomas received both his BA and JD degrees from William & Mary, serving as Editor-in-Chief of its Law Review prior to graduating from its law school in 1976.

    Katherine E. Braithwaite, age  , is a chemical engineer with 18 years of experience in the engineering, construction and environmental industries, most recently as Director of Sales and Marketing for Flour Daniel, a major E&C firm, and as the Vice President of Sales and Marketing for ContractorHub, an Internet exchange for construction goods and services. She has authored numerous technical articles in her field and currently holds a seat on the Energy and Environment Committee of the U.S. Chamber of Commerce. Ms. Braithwaite received a B.S. degree in chemical engineering from the University of Tennessee.

    Richard Geist, age  , is President of The Institute of Psychology and Investing, Inc., a management consulting firm. He also publishes a micro-cap market newsletter, Richard Geist's Strategic Investing, and writes independent research reports for small and emerging companies. Dr. Geist serves as an Instructor in the Department of Psychology at Harvard Medical School and as a member of the Faculty of Massachusetts Institute for Psychoanalysis, the Board of Directors of David Derman's Institute of Psychology and Financial Markets and the Editorial Board of the Journal of Psychology and

Financial Markets. Dr. Geist received his undergraduate degree and Doctorate in Psychology from Harvard University.

    In addition to the AOG designees, Richard Siskind intends to remain his Board membership at least on a transition basis. A summary of the business experience and background of Mr. Siskind is provided below under the caption "Directors and Officers—Current Directors."

    Post Closing Covenants.  The Purchase Agreement provides several covenants that will affect the Company's operations after the Closing. These covenants, which are intended to be binding on the Reconstituted Board as well as AOG and its affiliates, are summarized below.

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  So long as Stage II has outstanding any indebtedness to RSC or any factor debt guaranteed by Richard Siskind, it is required under the Purchase Agreement to implement any proposal for settlement of the Wear Me Apparel Case recommended by Mr. Siskind and apply any settlement or judgment proceeds, net of attorneys' fees, to repay its outstanding debt to RSC and, to the extent of any remaining proceeds, to reduce outstanding debt to its factor.

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  So long as Stage II has outstanding any indebtedness to RSC or any factor debt guaranteed by Richard Siskind, it is also required under the Purchase Agreement to conduct its operations in the ordinary and usual course of business and to maintain directors and officers liability insurance for former officers and directors equivalent to the coverage in place at the time of the Closing.

  •
  Because the Board's approval of the Transactions has the effect of waiving certain protections against future business combinations with interested shareholders under the Company's certificate of incorporation and the New York Business Corporation Law, the Purchase Agreement prohibits AOG from voting the Control Shares or taking any other action to approve a business combination involving the Company and any affiliate of AOG unless the effective consideration per share of the Company's common stock to be received by Stage II's other shareholders in the transaction complies in all material respects with any applicable requirements of New York law regarding the fairness of transactions between a corporation and a controlling stockholder. This will not apply to a merger or consolidation of the Company with one of its subsidiaries that does not have the effect of increasing the percentage ownership of AOG and its affiliates in the surviving corporation. However, in any business combination transaction within three years after the Closing, regardless of the form, if the consideration to be received in the transaction on an equivalent per share basis is less than $.05 per share of Stage II common stock, the transaction must first be approved by a majority of the Company's minority shareholders.

Determination of Issuance Price for Control Shares

    In May 2001, the Company received an offer from an affiliate of AOG for an equity infusion between $1.0 million and $1.5 million in Stage II at $.05 per share of its common stock. In determining the fairness of the offer, the Board considered that the Company's common stock had traded in a range between $.38 and $.50 per share, with limited trading volume, during the six months preceding the offer. The Board also considered the fact that, although the shareholders' equity of the Company at June 30, 2001 was $1.1 million or $.27 per share, its book value would likely be substantially reduced in the absence of the Transactions as a result of ongoing losses and writedowns of goodwill relating to prior acquisitions.

Reasons for Board's Authorization of the Transactions

    The Board has unanimously authorized the Transactions and recommended approval of the Proposal for issuance of the Control Shares based on its determination that the Transactions contemplated by the Purchase Agreement are in the best interests of the Company and are fair to its existing shareholders in all respects, including financial, timing and procedural considerations. The Board considered the factors discussed below in reaching this conclusion.

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  Stage II has been unable to devote adequate resources for the promotion of proprietary apparel labels acquired in prior business combinations to generate significant sales to date. Unless the Company completes a strategic or financing transaction providing those resources in the near term, the future net cash flows generated by these labels will be insubstantial, requiring Stage II to recognize a noncash impairment charge of up to $1.4 million against the carrying amount of associated goodwill by year end. This would result in negative shareholders' equity, which could be expected to impair the Company's ability to execute the planned redirection of its business. Issuance of the Control Shares will increase shareholders' equity by $1.5 million.

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  The Company does not have the financial resources needed to fund its planned business redirection. Substantially all of Stage II's remaining marketable securities have been sold during 2001 to fund part of its net losses. In addition, because the redirection involves a contraction of the Company's apparel distribution business, including a related sell off of inventory securing its outstanding factor debt, Stage II does not expect its credit facility to provide a source of future financing to support the planned redirection. See "Background—Business Redirection." Issuance of the Control Shares will provide the Company with proceeds of $1.5 million, of which approximately $750,000 is expected to be used to repay outstanding factor debt and accounts payable.

  •
  As a result of declining market prices for the Company's common stock and operating losses recognized in 2000 and the first half of 2001, the common stock could be subject to delisting by the AMEX, reducing liquidity in the outstanding common stock and impairing the Company's ability to finance trademark acquisitions or other opportunities through equity transactions. While the Transactions alone will not ensure full compliance with all of the requirements for continuing AMEX listing, the Reconstituted Board is expected to implement a business plan designed to enhance shareholder value, including retention of AMEX listing for the common stock.

Recommendation of the Board

    Under AMEX rules for listed companies, because the Control Shares will represent more than 20% of the Company's common stock currently outstanding, the Proposal to issue the Control Shares requires approval by holders of a majority of the Company's outstanding common shares. The Board has unanimously determined that the Transactions are in the best interests of the Company and are fair to its existing shareholders. Based on this determination, the Board unanimously approved the Purchase Agreement and recommends that the shareholders vote "FOR" the Proposal to issue the Control Shares.

PROPOSAL 2
INCREASE IN AUTHORIZED SHARES

Background

    The Company's authorized capital stock consists of 9 million shares of common stock and 1 million shares of preferred stock. Stage II has never issued any of its authorized preferred stock. As of September 30, 2001, there were 4,127,267 shares of common stock outstanding, plus 3,353,000 shares reserved for issuance upon exercise of outstanding stock options, leaving 1,519,733 authorized shares of common stock neither issued nor reserved for issuance. See "Proposal 4—Replacement Option Plan." With the exception of these reserved shares, Stage II currently has no commitments or plans for issuing additional common stock or convertible securities other than the 30 million Control Shares and 2.1 million Fee Shares issuable under the Purchase Agreement.

Reason for the Proposal

    The Company is required, as a condition to AOG's obligation to purchase the Control Shares, to amend its certificate of incorporation to increase the number of authorized shares of its common stock from 9 million to 100 million shares. The proposed increase in authorized shares will require an amendment to the Company's certificate of incorporation. The text of the proposed amendment is as follows:

    "The Amended and Restated Certificate of Incorporation of Stage II Apparel Corp. shall be amended by deleting the first paragraph of Article FOURTH thereof and replacing it with the following:

    FOURTH:  The total number of shares of Capital Stock that the Corporation shall have authority to issue is One Hundred One Million (101,000,000) shares, consisting of One Million (1,000,000) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and One Hundred Million (100,000,000) shares of common stock, par value $.01 per share ("Common Stock")."

Risk Factors

    Adoption of the Proposal to increase the Company's authorized common shares will provide Stage II with approximately 60 million authorized shares neither issued nor reserved for issuance after the Closing. Although no acquisition commitments and no financing commitments other than issuance of the Control Shares are in place as of the date of this proxy statement, these newly authorized shares of common stock may be issued at the direction of the Reconstituted Board in financing or acquisition transactions, including transactions with affiliates of AOG, without further approval from the existing shareholders of Stage II in most circumstances. See "Terms of the Purchase Agreement—Post Closing Covenants." The availability of the additional authorized shares will not ensure the success of any future equity financing or business combination.

    Under New York law, no appraisal rights are available to shareholders for the proposed increase in authorized shares or any equity financing or business combination that may be undertaken after its adoption. Shareholders also have no preemptive rights to participate in any future issuance of common stock. They will therefore suffer dilution of ownership if additional shares are issued. The issuance of additional shares could also have the effect of diluting the earnings per share and book value of existing shares.

    The authorization of the additional shares is not intended as an anti-takeover device. The issuance of additional shares could nevertheless be used to dilute the stock ownership of persons seeking to gain control of Stage II. In that event, existing shareholders could be precluded from realizing a premium or otherwise taking advantage of any potential acquisition of Stage II or other change of control transaction.

Vote Required

    Under New York law, approval of the Proposal to increase the Company's authorized shares requires affirmative votes by holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the special meeting. The Board recommends that the shareholders vote "FOR" the Proposal to increase the Company's authorized shares of common stock.

PROPOSAL 3
CHANGE OF CORPORATE NAME

Reasons for the Proposal

    As a condition to AOG's obligation to purchase the Control Shares, the Company is required to amend its certificate of incorporation to change its corporate name to "JDC Corporation." The text of the proposed amendment is as follows:

    "The Amended and Restated Certificate of Incorporation of Stage II Apparel Corp. shall be amended by deleting Article FIRST thereof and replacing it with the following:

    FIRST:  The name of the corporation is JDC Corporation (the "Corporation").

    If the proposed corporate name becomes unavailable for any reason, AOG may designate an alternative at any time prior to the Closing without further approval by the shareholders.

Vote Required

    Under New York law, approval of the Proposal to change the Company's name requires affirmative votes by holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the special meeting. The Board recommends that the shareholders vote "FOR" the Proposal to change the Company's name.

PROPOSAL 4
REPLACEMENT OPTION PLAN

Background

    The Company maintains four stock option plans adopted since 1994 (the "Old Plans"). Three of the Old Plans are compensatory, designed to provide officers and key employees with stock options ("Old Compensatory Options") as a means to supplement or replace salaries. Old Compensatory Options to purchase a total of 2,006,000 shares of the Company's common stock are currently outstanding at exercise prices ranging from $.30 to $1.00 per share. The fourth Old Plan was adopted in May 1998 in connection with the purchase by Richard Siskind of 1.9 million shares of common stock from the Company's original founders. See "Background." As part of that transaction, Mr. Siskind granted options to the founders to reacquire a total of 1.5 million shares from him at exercise prices ranging from $.50 to $1.50 per share (the "Founders Options"), and the Company issued to Mr. Siskind options to purchase up to 1.5 million newly issued shares of common stock on the same terms as the Founders Options, exercisable only to the extent the Founders Options are exercised (the "Mirror Options"). In July 1998, Founders Options covering 1,350,000 shares of common stock were acquired from the holders by Jon Siskind, an officer and director of the Company and the son of Richard Siskind.

Reason for the Proposal

    The Termination Agreements to be entered by Stage II at the Closing with each of its current officers and employees provides for severance obligations comprised primarily of new stock options to replace all of the employee's existing options ("Replacement Options") exercisable for the same number of shares during the three years after the Closing at a maximum of $.50 per share. See "Proposal 1—Stock Issuance to AOG-Terms of the Purchase Agreement." As contemplated by the Purchase Agreement, the Board has adopted a 2001 Replacement Option Plan (the "Replacement Option Plan") providing for the issuance of the Replacement Options.

Terms of the Replacement Option Plan

    The Board adopted Replacement Option Plan in accordance with the terms of the Purchase Agreement to provide for the issuance of Replacement Options to current officers and employees of Stage II who are holders of outstanding Old Options. Implementation of the Replacement Option Plan is subject to its approval by the Company's shareholders and to consummation of the other Transactions contemplated by the Purchase Agreement. The description of Replacement Options in this proxy statement is qualified by reference to the text of the Replacement Option Plan filed with the SEC. See "Additional Information."

    Under the terms of the Replacement Option Plan, in exchange for each outstanding Old Option, the Company will issue the holder a Replacement Option at the Closing, exercisable for three years after the Closing for the same number of shares covered by the exchanged Old Option at an exercise price of $.50 per share or the exercise price of the exchanged Old Option, if less than $.50 per share. Because the issuance of the Control Shares and the appointment of the Reconstituted Board will constitute a change of control triggering the immediate vesting of any unvested Old Options under the terms of the Old Plans, all of the Replacement Options will vest immediately upon issuance. However, since the Mirror Options are only exercisable to the extent that corresponding Founders Options are exercised, the Replacement Options issued in exchange for the Mirror Options will continue to have that restriction.

    To conform with the Old Plans, the Replacement Options Plan requires payment in full of the exercise price of a Replacement Option up exercise, either in cash, shares of Stage II common stock already owned by the holder with a fair market value equal to the exercise price or by a combination of cash and shares equal to the exercise price. The proceeds received by the Company upon the exercise of the Replacement Options will be used for general corporate purposes. A Replacement Option may not be transferred except to the personal representative of the holder in the event of his death prior to the expiration of the option term, which will have the same expiration as the corresponding Old Option.

    The number of shares covered by the Replacement Option Plan and the exercise price of Replacement Options are subject to the same antidilution adjustments as the Old Options in the event of any recapitalization or similar change affecting the Company's common stock. Except for those adjustments, neither the Replacement Option Plan nor the agreements covering Replacement Options may be amended without further shareholder action.

    As of the date of this proxy statement, no options have been granted under the Replacement Option Plan. At the Closing, based on the Old Options currently outstanding, the Company will issue Replacement Options as reflected in the following table. Because the exercise prices of all the options exceed the prevailing market prices for the common stock, no dollar value is presented for the listed options.

Proposed Grants under the Replacement Option Plan

		Old Options			Replacement Options
Name of Holder	Position	Number of Shares Covered	Exercise Price	Dollar Value	Number of Shares Covered	Exercise Price	Dollar Value
Richard Siskind	President and CEO	900,000	$.75	$—	900,000	$.50	$—
		400,000.81		—	400,000.50		—
		500,000(1)	1.50	—	500,000.50		—
		500,000(1)	1.00	—	500,000.50		—
		476,000(1)	.50	—	476,000.50		—
Beverly Roseman	Vice President	75,000.81		—	75,000.50		—
		150,000.63		—	150,000.50		—
Jon Siskind	Vice President	75,000.81		—	75,000.50		—
		150,000.63		—	150,000.50		—
Neil Siskind	Vice President	15,000.44		—	15,000.44		—
Other Employees (3 persons)		100,000 12,000	.30 .81	— —	100,000 12,000	.30 .50	— —

(1)
Represents Mirror Options, which are exercisable only to the extent of any exercise of the corresponding Founders Options. See "Background" above.

Federal Income Tax Matters

    All options granted under the Replacement Option Plan will be treated as nonqualified stock options within the meaning of Section 422 of the Internal Revenue Code. Holders of Replacement Options will not be required to recognize taxable income upon the grant of the those options. Upon exercise of a Replacement Option, the holder will recognize ordinary income to the extent of the difference between the option exercise price and the fair market value of the stock on the date the option is exercised. Upon ultimate sale of the stock received upon exercise, the holder will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the fair market value of the common stock on the date of exercise. The Company will be entitled to a federal income tax deduction equal to the compensation element taxable to the holder as ordinary income upon the exercise of a Replacement Option.

Vote Required

    Approval of the Replacement Option Plan requires affirmative votes by holders of a majority of the outstanding shares of the Company's common stock entitled to vote at the special meeting. The Board recommends that the shareholders vote "FOR" the Proposal to approve the Replacement Option Plan.

DIRECTORS AND OFFICERS

Current Directors

    The names of the current members of the Board and information about their business experience and background is set forth below.

Richard Siskind	Age 55
Richard Siskind joined the Company as President, Chief Executive Officer and a director in May 1998 after acquiring a controlling interest from three of its founders. He has been in the apparel business for over 30 years, serving in a variety of roles and positions. By 1977, Mr. Siskind had assumed the position of president of David Small Industries, Inc. In 1982, he co-founded Apparel Exchange, Inc., an affiliated company. Both companies sold off-price men's, women's and children's apparel and reached sales aggregating over $100 million by 1989. Mr. Siskind sold both companies in 1989. In 1991, he founded RSC. See "Background." He is a director, sole shareholder and chief executive officer of RSC, which is in the business of purchasing top brand name men's and women's apparel and accessories, and redistributing it to a global clientele of upscale off-price retailers.
Robert Greenberg	Age 61
Robert Greenberg has served as a director of the Company since May 1998. He founded LA Gear, a publicly held footwear company noted for making athletic footwear fashionable. Mr. Greenberg launched his second footwear venture with his sons in 1992. He is now the Chairman and CEO of Skechers, Inc., which sells casual lifestyle footwear to major retailers throughout the United States and in approximately sixty other countries. Skechers, Inc. was one of the largest privately held footwear companies in the United States and is now publicly traded on the New York Stock Exchange.
Barry Fertel	Age 47
Barry Fertel has served as a director of the Company since May 1998. He has been a partner in the law firm of Goetz, Fitzpatrick, Most & Bruckman, LLP in New York City since January 2000, prior to which he was a partner in Roper, Barandes & Fertel since 1988. His practice is concentrated in the field of commercial litigation. From 1980 to 1988, Mr. Fertel was an associate and later a partner of Bell, Kalnick, Klee, Green & Beckman, a New York City law firm. From 1978 to 1980, he was an Assistant Attorney General for the State of New York. He is a graduate of the State University of New York at Stony Brook and received his law degree from the State University of New York at Buffalo. Mr. Fertel currently serves as President of the Board of Education of the New Rochelle, New York School District.

Jon Siskind	Age 32
Jon Siskind joined the Company as a director and Vice President—Sales, Warehousing & Distribution in May 1998. He graduated from the University of Hartford in 1991, where he received his B.A. in Economics. He joined R. Siskind and Company ("RSC") in the same year as an account executive handling the Northeast and Mid West territories. In 1994, he was appointed National Sales Manager and given the additional responsibility for overseeing all sales and distribution. In 1995, he was appointed as RSC's Vice President of Sales. Jon Siskind is the son of Richard Siskind.
Beverly Roseman	Age 43
Beverly Roseman joined the Company as a Vice President and director in May 1998. She joined RSC in 1992 as the Merchandise Manager. In 1995, Mrs. Roseman was appointed as RSC's Vice President of Buying, Merchandising and Operations. She also oversees the Human Resources, MIS and Operational divisions of RSC. From 1975 to 1980, Mrs. Roseman worked for R.H. Macy's, first as trainee and then as a buyer. She was employed from 1980 to 1982 as a buyer for The Broadway Department Stores in California, from 1982 to 1988 as a buyer for Marshall's Inc. and from 1988 to 1992 as a Senior Buyer for T.J. Maxx. Mrs. Roseman is a graduate of Adelphi University.

Additional Information about the Board

    Actions by the Board in 2000.  During 2000, the Board took action, either at meetings or by consent, on a total of two occasions. No director attended or participated in fewer than 75% of these meetings or action by consent.

    Committees and Committee Meetings.  The Board has an Audit Committee and a Compensation Committee. Both committees are comprised of Robert Greenberg and Barry Fertel. During 2000, each of these Committees held two meetings. The Board has no other standing committees.

    Compensation of Directors.  No fees were paid to directors of the Company during 2000.

    Beneficial Ownership Reporting.  Based on a review of reporting forms filed with the Securities and Exchange Commission by officers and directors of the Company to disclose changes in their beneficial ownership of the Company's common stock, none of the Company's officers or directors failed to file any required reports on a timely basis during 2000.

Executive Compensation

    Compensation of Named Executive Officers.  The following table sets forth the total remuneration paid during the last three years to executive officers of the Company who earned over $100,000 in any of those years.

Summary Compensation Table

					Long Term Compensation
		Annual Compensation
Name and Principal Position					Option/SAR Awards (#)	All Other Compensation(2)
	Year	Salary	Bonus	Other(1)
Richard Siskind(3)	2000	$200,000	—	—	—	—
	1999	200,000	—	—	—	—
	1998	131,000	—	—	1,300,000(4)	—
Neil Fox	2000	100,000	$3,846	—	—	—
Chief Financial Officer
Carl Jenkins(3)	1998	127,000	—	—	—	—
Former VP-Production
Ronald Cohen(3)	1998	108,000	—	—	—	—
Former VP-Operations

(1)
Perquisites and other benefits did not exceed 10% of any named officer's total annual salary.
(2)
Reflects the Company's contribution to the accounts of the named executive officers under its Employee Stock Ownership and Salary Deferral Plan.
(3)
Served as an executive officer of the Company for only a portion of 1998.
(4)
Excludes the Mirror Options, which are not compensatory. See "Background."

Stock Options

    The Old Plans consist of (a) incentive stock option plans adopted in 1998 and 1994 (the "1998 Plan" and "1994 Plan," respectively, and the "ISO Plans," collectively), (b) the NSO Plan (collectively with the ISO Plans, the "Plans"), and (c) a nonqualified stock option plan covering the Mirror Options. See "Proposal 4—Replacement Option Plan." The 1998 Plan and the 1994 Plan cover 1 million shares and 300,000 shares, respectively, of the Company's common stock. The NSO plan covers 900,000 shares of common stock.

    During 2000, no options were granted under the Old Plans to the Company's executive officers. The following table sets forth information as of December 31, 2000 on stock options held by Richard Siskind and Neil Fox, the only executive officers earning over $100,000 in 2000. No dollar value is provided for options listed in the table since the exercise price of the options exceeded the market price for the common stock on December 29, 2000.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Unexercised Options at Year End	Value of Unexercised In-the-Money Options at Year End
Richard Siskind	None	N/A	1,300,000	N/A
Neil Fox	None	N/A	20,000	N/A

Employee Benefit Plans

    The Company maintains the ISO Plans to provide its employees an opportunity to acquire or increase their proprietary interests in the Company, adding to their incentive to contribute to its performance and growth. The terms of the ISO Plans are substantially identical, except for the additional shares of common stock covered by the 1998 Plan. The exercise price for options granted under the ISO Plans is fixed by a Compensation Committee at 100% of the market price of the common stock on the date of the grant. Each option granted under the ISO Plans is exercisable for periods of up to ten years from the date of grant, or three months after termination of employment, with certain exceptions. At December 31, 2000, the 1994 Plan was fully granted, and options to purchase a total of 379,000 shares of common stock were available for future grants under the 1998 Plan.

    The NSO Plan was adopted solely to compensate Richard Siskind for accepting a salary as President and CEO of the Company substantially below prevailing market rates. Under the NSO Plan, Mr. Siskind received options to purchase a total of 900,000 shares of common stock at an exercise price of $.75 per share. The options vest in one-third annual cumulative installments, beginning in May 1999, and expire four years after the vesting date. The Mirror Options granted to Mr. Siskind are not compensatory, since they are intended solely to enable him to maintain his equity position in the Company, without gain or loss, to the extent that the Founders Options granted by him are exercised.

Management Agreement

    During 2000, the Company and Richard Siskind were parties to a Management Agreement (the "Management Agreement"), providing for Mr. Siskind's employment as President and Chief Executive Officer for a three-year term beginning in May 1998. In accordance with the Management Agreement, Mr. Siskind arranged a new credit facility for the Company, part of which he guaranteed, to provide the Company with adequate financial flexibility at lower costs than the facility in place prior to his acquisition of a controlling interest in the Company from its founders. See "Background" above. Consistent with his objective of reducing the Company's overhead, Mr. Siskind received an annual salary of $200,000 for his services under the Management Agreement. In lieu of salary at a market rate, the Management Agreement provided for his receipt of the Mirror Options and the options issued to him under the other Old Plans.

Compensation Committee Interlocks and Insider Participation

    The Compensation Committee is responsible for evaluating compensation arrangements for all officers and key employees and for administering the Company's employee benefit plans. Since May 1998, the Compensation Committee has been comprised of Messrs. Fertel and Greenberg. Neither one of these directors has ever served as an officer of the Company or any of its subsidiaries or had any related party transactions with the Company in 2000, except that the law firm in which Mr. Fertel is a partner provided legal services to the Company during the year.

Compensation Committee Report on Executive Compensation

    Compensation Policy.  The Company's executive compensation reflects below market levels of pay, augmented with equity incentives through stock option grants designed to attract and retain qualified executives with interests, as co-owners of the Company, identical to those of its unaffiliated shareholders. The Board's objective, reflected in recommendations by the Compensation Committee, is to integrate these compensation components with the annual and long term performance of the Company as well as the achievements and contributions of the individual executives. In this way, the Committee believes that the Company's compensation program enables it to balance the relationship between compensation and performance in the best interests of the shareholders.

    Salary Reductions.  Commencing in May 1998, current management substantially replaced the members of the Company's prior management, who resigned their positions with the Company between August and October 1998. They were replaced by Richard Siskind as President and CEO, Beverly Roseman and Jon Siskind as Vice Presidents and, during 2000, Neil Fox as Chief Financial Officer.

Beverly Roseman and Jon Siskind agreed to accept options in lieu of any salary until the Company achieved sustained profitability, and Richard Siskind accepted a below market salary of $200,000 in accordance with the Management Agreement.

    Stock Options.  The Committee recommended that the management team added in 1998 receive option grants as the major or sole form of their compensation. In addition to the Mirror Options, which are not compensatory, Richard Siskind was awarded options in 1998 to purchase 900,000 shares of common stock at an exercise price of $.75 per share under the NSO Plan and options to purchase 400,000 shares of common stock at an exercise price of $.8125 per share under the 1998 Plan. Beverly Roseman and Jon Siskind were each awarded options to purchase 150,000 shares of common stock at an exercise price of $.625 per share under the 1994 Plan. Since these option packages vested over three years, no additional options were granted in 2000.

    Conclusion.  The Committee believes that the executive compensation policies implemented through its recommendations serve the interest of the Company's shareholders and the long range goals of the Company.

This report has been approved by the following members of the Compensation Committee:	Barry Fertel	Robert Greenberg

Report of the Audit Committee

    The Audit Committee is responsible for monitoring the Company's internal controls and financial reporting process. The Committee held discussions with representatives of Mahoney Cohen & Company, CPA, P.C., the Company's independent auditors ("Mahoney Cohen"), to review the results of its examination of the Company's financial statements for the year ended December 31, 2000 and its evaluation of the Company's internal controls and financial reporting process. Mahoney Cohen also provided the Committee with information relating to its independence. Based on its discussions with Mahoney Cohen and related meetings with Company management, the Committee recommended that the Board approve the financial statements for inclusion in the Company's annual report on Form 10-K for the year ended December 31, 2000 and approve the retention of Mahoney Cohen as independent auditors for 2001.

This report has been approved by the following members of the Compensation Committee:	Barry Fertel	Robert Greenberg

Fees Incurred for Services of Mahoney Cohen

    For 2000, the Company incurred $57,500 in fees for audit services rendered by Mahoney Cohen, including review of quarterly statements. Mahoney Cohen did not provide any information technology services to the Company in 2000 but did provide services related to the preparation of federal, state and local tax returns and other related tax matters, for which the Company incurred fees aggregating $15,000 in 2000.

Performance Graph

    The following graph compares the yearly percentage change in the Company's cumulative total shareholder return with the cumulative return (assuming reinvestment of dividends) of (i) the Russell 2,000 Index and (ii) an Apparel Index group as published by Value Line. Inc.

Comparison of Five-Year Cumulative Total Return

Assumes $100, invested at the end of December 1995 in the Company's common stock, the Russell 2000 Index and the Value Line Apparel Index. Also assumes reinvestment of dividends. Source: Value Line, Inc.

PRINCIPAL SHAREHOLDERS

    The following table shows the amount of common stock beneficially owned as of August 30, 2001 by (1) each person who we know owns beneficially more than 5% of the common stock, (2) each current director of the Company, (3) each named executive officer and (4) the current directors and named executive officers as a group

5% Shareholders	Address of 5% Beneficial Owners	Common Stock Beneficially Owned		Percentage of Class
Richard Siskind	1385 Broadway New York, NY 10018	3,200,000	(1)	59.0%
Named Executive Officers and Directors
Richard Siskind		3,200,000	(1)	59.0
Barry Fertel		40,000		1.0
Robert Greenberg		190,000		4.6
All named executive officers and directors as a group (6 persons)		3,430,000	(1)	63.2

(1)
Includes a total of 1,300,000 shares issuable upon the exercise of options vested under the Plans. Excludes shares that may be acquired by Jon Siskind upon exercise of Founders Options acquired by him from the Founders and shares issuable to Richard Siskind upon exercise of the Mirror Options. See "Executive Compensation—Background."

CERTAIN TRANSACTIONS

    During 2000, certain employees of RSC, a company controlled by Richard Siskind, the President, Chief Executive Officer and a director and principal shareholder of the Company, performed services for the Company at no charge, and the Company shared certain office and warehouse space of RSC at no charge. During 2000, the Company also purchased $1.3 million of inventory from RSC and sold $474,000 of inventory to RSC. At December 31, 2000, the Company was indebted to RSC in the amount of $347,000.

    The Company subleases showroom and office space at 1385 Broadway in New York City from a company owned by Jon Siskind, an officer and director of the Company and the son of Richard Siskind. Rent expense of $92,000 was charged to operations for the sublease during 2000.

    It is the Company's policy to structure any transactions with related parties only on terms that are no less favorable to the Company than could be obtained on an arm's length basis from unrelated parties.

ADDITIONAL INFORMATION

    You can obtain, at no charge, a copy of our recent periodic reports filed with the SEC by writing us at 1385 Broadway, 24th Floor, New York, NY 10018, attention Shareholder Relations. Those reports consist of our:

  •
  Annual Report on Form 10-K for the year ended December 31, 2000

  •
  Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

  •
  Current Report on Form 8-K relating to the Purchase Agreement, including a copy of the Purchase Agreement

  By Order of the Board of Directors

  Richard Siskind
  President and Chief Executive Officer

New York, New York
            , 2001

STAGE II APPAREL CORP.
(THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS)
STAGE II APPAREL CORP.—Proxy for the Special Meeting of Shareholders at 9:00 a.m.,
          , 2001, at 111 West 40th Street, 12th Floor, New York, New York

  The undersigned hereby appoints Jon Siskind and Beverly Roseman, and each of them, with full power of substitution, as Proxies to vote the Common Stock of the undersigned at the aforementioned Annual Meeting, and any adjournments thereof, upon the matters set forth in the Notice of Special Meeting and Proxy Statement, as follows:

  1.
  Issuance of 30 million shares of common stock at $.05 per share

  /
  / FOR / / AGAINST / / ABSTAIN

  2.
  Increase in authorized common stock to 100 million shares

  /
  / FOR / / AGAINST / / ABSTAIN

  3.
  Change in corporate name

  /
  / FOR / / AGAINST / / ABSTAIN

  4.
  Approval of Replacement Option Plan

  /
  / FOR / / AGAINST / / ABSTAIN

  5.
  In their discretion, the Proxies are authorized to vote upon any other matters that may properly come before the Special Meeting.

  This Proxy will be voted as specified. If no specification is made, it will be voted FOR Proposals1 through 4 and at the discretion of the Proxies on any other business.

  Any Proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of Special Meeting and Proxy Statement is hereby acknowledged. Do you plan to attend the Meeting?  / / Yes    / / No

                            Please mark, sign, date and return the Proxy Card promptly using the enclosed envelope.

                            DATED:  , 2001

                             (Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on the card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.)

QuickLinks

STAGE II APPAREL CORP.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
Special Meeting
Proposals to be Voted On
Contents of Proxy Statement
STAGE II APPAREL CORP. PROXY STATEMENT GENERAL INFORMATION ABOUT VOTING
BACKGROUND
PROPOSAL 1—STOCK ISSUANCE TO AOG
PROPOSAL 2 INCREASE IN AUTHORIZED SHARES
PROPOSAL 3 CHANGE OF CORPORATE NAME
PROPOSAL 4 REPLACEMENT OPTION PLAN
Proposed Grants under the Replacement Option Plan
DIRECTORS AND OFFICERS
Summary Compensation Table
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values
Comparison of Five-Year Cumulative Total Return
PRINCIPAL SHAREHOLDERS
CERTAIN TRANSACTIONS
ADDITIONAL INFORMATION
STAGE II APPAREL CORP. (THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS) STAGE II APPAREL CORP.—Proxy for the Special Meeting of Shareholders at 9:00 a.m., , 2001, at 111 West 40th Street, 12th Floor, New York, New York